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                                                                    EXHIBIT 4.34

October 3, 2002

Steelcase Inc.
901 44/th/ Street SE
CH-2E-06
Grand Rapids, MI 4508

Attention:  Chief Financial Officer

Dear Sirs:

We refer to the facility agreement dated as of April 5, 2000 between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower"), as borrower, as amended by an amending letter agreement dated May 24, 2001, and as further amended by an amending letter agreement dated November 9, 2001, (collectively, the "Facility Agreement") and to the Guarantee dated as of April 5, 2000, as amended by an amending letter agreement dated May 24, 2001, and as further amended by an amending letter agreement dated November 9, 2001, (collectively, the "Guarantee") made by Steelcase Inc. (the "Guarantor") for the benefit of the Bank relating to the indebtedness of the Borrower to the Bank under the Facility Agreement. We confirm our agreement to amend the Guarantee, upon and subject to the following terms and conditions.

1.     DEFINITIONS:

       Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Facility Agreement and the Guarantee.

2.     COVENANTS:

       Subparagraph (c)(iii) of Section 6 Covenants of the Guarantee is deleted and the following inserted therefor:

       "its ratio of EBITDA to Interest Expense for the four fiscal quarters ending on the 22/nd/ day of November, 2002, at not less than 3.0:1, for the four fiscal quarters ending on the 28/th/ day of February, 2003, at not less than 3.5:1, for the four fiscal quarters ending on the 30/th/ day of May, 2003 at not less than 4.0:1 and for the four fiscal quarters ending on the last day of each subsequent fiscal quarter at not less than 4.5:1;"

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3.     CONSENT:

       The Guarantor confirms its agreement with and consents to all the terms and conditions of this amending agreement and to the amendments to the Facility Agreement made by an amending agreement between the Bank and the Borrower dated the same date hereof (the "Facility Amending Agreement").

4.     CONDITIONS:

       This agreement is conditional upon the receipt by the Bank, in form and substance satisfactory to the Bank:

       (a) prior to the effectiveness hereof, of duly executed copies of this amending agreement and the Facility Amending Agreement; and

       (b) subsequent to the effectiveness hereof, of such certificates and resolutions of the Borrower as the Bank may reasonably require and legal opinions of counsel to the Guarantor in respect of this amending agreement substantially in the form of Exhibits E-1 and E-2 of the Facility Agreement, within 22 days of the date of this amending agreement.

5.     GENERAL:

       (a) The Guarantor agrees to take such action and execute and deliver such further documents as shall be reasonably required by the Bank in order to give effect to and carry out the intentions of this amending agreement.

       (b) The Guarantee, as amended hereby, is hereby ratified and confirmed and remains in full force and effect, binding upon the parties in accordance with their respective terms.

       (c) This amending agreement shall be construed in accordance with and be governed by the laws of the State of New York.

       (d) This amending agreement may be executed and delivered in counterparts, each of which when executed and delivered is an original, but both of which together constitute one and the same agreement. This amending agreement may be delivered, and be binding on the party so delivering, upon the provision of telefaxed execution pages. The party delivering such telefaxed execution pages shall as soon as possible thereafter (and in any event within 5 days) deliver to other party an originally executed copy.

       (e) The date on which this amending agreement becomes effective is the date of acceptance hereof.

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Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned by no later than October 17, 2002, failing which this agreement shall be null and void and without effect.

Yours truly,

ROYAL BANK OF CANADA

By:   /s/ B R Baker
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Name/Title: Barry Baker
            Senior Manager

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We acknowledge and accept the terms and conditions of this amending agreement as
of the   day of October, 2002.

STEELCASE INC.

By:   /s/ Gary P. Malburg
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Name/Title:  Gary P. Malburg / V.P. Treasurer
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